EXHIBIT 9.0

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, was prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases. Disclosure of such purchases will be made in accordance with, and to the extent required by, Telecom Italia's disclosure obligations under Italian law.

Registered Office in Milan, Piazza degli Affari 2 Corporate Headquarters in Rome, Corso d’Italia 41 Fully paid-up share capital Euro 9,357,701,826.00 Milan Company Register number 00488410010

Registered Office in Turin, Via Cavalli 6

Corporate Headquarters in Rome, Via Pietro de Francisci n. 152

Fully paid-up share capital Euro 516,532,330.74

Turin Company Register number 06947890015

Telecom Italia Group - Management and Direction by Telecom Italia S.p.A.

TELECOM ITALIA – TIM MERGER

NOTICE

As provided for in the merger deed filed with the Milan and Turin offices of the Company Register, the merger by incorporation (the “Merger”) of Telecom Italia Mobile S.p.A. (“Tim”) into Telecom Italia S.p.A. (“Telecom Italia”) will become effective on 30 June 2005, when Tim will be dissolved and Telecom Italia will succeed to all its assets and liabilities and legal rights and obligations. In the context of the overall reorganization plan of which the Merger is part, Tim transferred its entire domestic mobile business to Tim Italia with effect from 1 March 2005. As a consequence of the Merger Telecom Italia will acquire Tim’s 100% interest in Tim Italia (as well as its 100% interest in Tim International N.V., the holding company for Tim’s equity investments in foreign companies). For accounting and tax purposes, the effects of the Merger will be retroactive to 1 January 2005.

The exchange of Tim shares owned by minority shareholders for Telecom Italia shares will take place on the effective date of the Merger. Accordingly, with effect from 30 June 2005 Tim ordinary and savings shares will be delisted from Borsa Italiana’s MTA share market.

In accordance with the merger plan, the ratios for the exchange of Tim shares for Telecom Italia shares will be as follows:

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1.73 newly issued Telecom Italia ordinary shares with a par value of €0.55 each for each Tim ordinary share with a par value of €0.06;

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2.36 newly issued Telecom Italia savings shares with a par value of €0.55 each for each Tim savings share with a par value of €0.06.

No cash supplements will be paid.

The exchange operations will be carried out exclusively via Monte Titoli S.p.A.. Non-dematerialized Tim shares will be withdrawn and exchanged once they have been delivered to an authorized intermediary for deposit with the central securities depository on a dematerialized basis.

Under an agreement with Telecom Italia, until 15 July 2005 Banca Akros S.p.A. will buy and sell, via the authorized intermediaries and on the basis of the official prices recorded on 30 June 2005, fractions of Telecom Italia ordinary and savings shares deriving from the application of the above exchange ratios in the quantities required to allow Tim shareholders to round their new holdings up or down to the nearest whole number.

Tim shareholders will not have to pay any expenses, stamp duty or commissions in connection with the exchange or rounding operations.

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Requests for clarifications or information may be made by

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calling the toll-free number: 800020220 (for calls from inside Italy) or the number: +39 011 4404900 (for calls from outside Italy) or

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sending an e-mail to: corporate.affairs@telecomitalia.it